EXHIBIT 10.26

Summary of Non-employee Director Compensation

Kurt W. Briner and Paul F. Jacobson each receive $40,000 as compensation for their services as Co-Chairmen of the Board. In addition, on January 10, 2005, the Board of Directors granted to each of Messrs. Briner and Jacobson an option to purchase 25,000 shares of our common stock at an exercise price of $15.98 per share, 10,000 shares of which vest immediately, with the remaining shares to vest on December 31, 2005.

In addition to the above retainer fees and option grants, Messrs. Briner and Jacobson receive compensation for their services as non-employee directors of Progenics. Our non-employee directors are entitled to payment for their services as follows:

•	$2,000 for each meeting of the Board of Directors attended in person, $1,000 for each in-person meeting attended by telephone and $500 for participation in each telephonic meeting;

o	for committee meetings held other than in conjunction with a meeting of the whole Board, $1,000 for attendance in person and $500 for telephonic participation;

o	for committee meetings held on the day after a meeting of the whole Board, $500 for participation;

o	for committee meetings held on the same day, no additional compensation is paid;

•	an annual retainer fee of $15,000, except for Messrs. Briner and Jacobson who are entitled to an annual retainer fee of $40,000 as described above; and

•	an option to purchase 10,000 shares of our common stock granted annually on each July 1 with an exercise price equal to the fair market value as of the date of grant, provided that with regard to the option grant on July 1, 2005, Messrs. Briner and Jacobson will not be entitled to that option grant.

In addition, the Audit Committee chairman is entitled to an additional annual retainer fee of $5,000, the Compensation Committee chairman is entitled to an additional annual retainer fee of $2,500, and the Nominating and Corporate Governance Committee chairman is entitled to an additional annual retainer fee of $2,500.